EXHIBIT 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the incorporation by reference in this Registration Statement of Double Eagle Petroleum Co. on Amendment No. 2 to Form S-3 to be filed with the Securities and Exchange Commission on or about February 10, 2010, of information from our reserves report submitted to Double Eagle Petroleum Co., for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Netherland, Sewell & Associates, Inc.
By:	/s/ C. H. (Scott) Rees III
C. H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
February 9, 2010